UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 17, 2021

PALO ALTO NETWORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35594	20-2530195
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3000 Tannery Way

Santa Clara, California 95054

(Address of principal executive office, including zip code)

(408) 753-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	PANW	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Appointment of New Directors

On February 17, 2021, the Board of Directors (the “Board”) of Palo Alto Networks, Inc., a Delaware corporation (the “Company”), appointed Dr. Helene D. Gayle to the Board, effective May 25, 2021, to serve as a Class II director whose term expires at the annual meeting to be held in 2022 and as a member of the Nominating and Corporate Governance Committee.

Dr. Gayle, age 65, has served as President and Chief Executive Officer of The Chicago Community Trust, a community foundation dedicated to improving the Chicago region through strategic grant making, civic engagement and inspiring philanthropy, since 2017. Dr. Gayle previously served as Chief Executive Officer of McKinsey Social Initiative, an independent non-profit organization, from 2015 to 2017 and as President and Chief Executive Officer of CARE USA, a leading international humanitarian organization, from 2006 to 2015. From 2001 to 2006, she was an executive in the Global Health program at the Bill & Melinda Gates Foundation. Dr. Gayle began her career in public health at the U.S. Centers for Disease Control in 1984, and held positions of increasing responsibility over her 20-year tenure there, ultimately becoming the director of the National Center for HIV, STD and TB Prevention and achieving the rank of Assistant Surgeon General and Rear Admiral in the United States Public Health Service. Dr. Gayle earned a Bachelor of Arts degree in Psychology from Barnard College of Columbia University, an M.D. from University of Pennsylvania and a Masters in Public Health from Johns Hopkins University. She currently serves as a member of the board of directors of GoHealth, a health insurance marketplace, since 2020, of The Coca-Cola Company, a beverage company, since 2013, and of the Colgate-Palmolive Company, a maker of cleaning products, dental and other personal-care products and pet foods, since 2010. Dr. Gayle was selected to serve on our Board due to her extensive leadership experience with complex, domestic and international organizations, and her risk oversight and strong governance experience having served as a director of private and public companies.

In connection with Dr. Gayle’s appointment to the Board and in accordance with the Company’s Director Compensation Policy, the Board approved an initial award of restricted stock units for Dr. Gayle having a value of approximately $1,000,000, which will be granted effective May 25, 2021 (the “Grant Date”). These restricted stock units will vest over three years, with one-third of the shares subject to the award vesting on the first anniversary of the Grant Date, and the remaining shares vesting equally over the next two years on a quarterly basis, subject to continued service on the Board, on the applicable vesting date. In the event of a change of control, all shares subject to the award would become fully vested and immediately exercisable. The restricted stock units are subject to the terms and conditions of the Company’s 2012 Equity Incentive Plan and its related grant agreements. In addition, the Company expects to grant an annual award of restricted stock units having a value of approximately $300,000 to Dr. Gayle on the date of each annual meeting of stockholders, beginning with the annual meeting of stockholders to be held in 2022, subject to her continued service on the Board. Each annual award of restricted stock units is expected to vest over one year on a quarterly basis. The Company will also reimburse Dr. Gayle for all reasonable expenses in connection with her service to the Company. A copy of the offer letter between Dr. Gayle and the Company is filed herewith as Exhibit 10.1.

Dr. Gayle executed the Company’s standard form of indemnification agreement (see Exhibit 10.1 to our Annual Report on Form 10-K for the fiscal year ended July 31, 2020 filed with the Securities and Exchange Commission on September 4, 2020).

There is no arrangement or understanding between Dr. Gayle and any other persons pursuant to which Dr. Gayle was elected as a director.

Dr. Gayle is not a party to any transaction, or series of transactions, required to be disclosed pursuant to Item 404(a) of Regulation S-K.

On February 19, 2021, the Company issued a press release announcing the appointment of Dr. Gayle as a director. The press release is attached herewith as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit

10.1	Offer Letter between the Registrant and Dr. Helene D. Gayle, dated February 17, 2021.

99.1	Press release dated as of February 19, 2021.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PALO ALTO NETWORKS, INC.

By:	/s/ Luis Felipe Visoso
Luis Felipe Visoso
Chief Financial Officer

Date: February 19, 2021